Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. THIRD QUARTER 2006 EARNINGS IN LINE WITH COMPANY GUIDANCE

VANCOUVER, Wash. – (November 1, 2006) – Nautilus, Inc. (NYSE: NLS), a pure fitness company, today announced results for the three months ended September 30, 2006.

Net sales for the three months ended September 30, 2006, were $159.6 million, compared to $163.3 million for the corresponding period last year, down 2.3 percent. Net income for the quarter was $9.4 million, or $0.29 per diluted share, inclusive of a tax reserve reversal of $3.0 million or 9 cents per share, and inclusive of about 1.5 cents per share for stock option expensing. Excluding the tax reversal, net income for the quarter was $6.4 million or $0.20 per share, compared with $7.7 million, or $0.22 per diluted share in the year-ago quarter on a non-GAAP basis when adjusted for FAS 123R.

“Driven by continued improvement in our operational and manufacturing efficiency, our gross margins have improved to 45 percent and are the highest they have been in six quarters,” said Gregg Hammann, Chairman and CEO of Nautilus, Inc. “Improving margins are also due to taking selective price increases and refining certain sales relationships to assure profitability. We also concluded manufacturing at our Tyler, Texas facility during the quarter, and eliminated about 100 product SKUs, both of which are expected to generate further margin improvement going forward.

“The combination of eliminating less profitable customers and SKUs and the prime fitness season moving later this year, caused net sales to be slightly below our plan. However, the changes we have made to our business will set us up for sustainable gross and operating margin improvement going forward, and we expect to achieve a net sales growth rate of around 10 percent annually.

“Regarding our balance sheet, we bought back about $17 million in stock during the quarter. Inventories are below $70 million, as we flow more goods directly to customers and bypass our distribution centers. As is expected at the end of the third quarter, our receivables are higher due to the beginning of the fitness season. We expect lower DSOs at year-end.”

For the fourth quarter of 2006, the Company estimates that net sales will be in the $190-210 million range, with expected earnings of $0.39 to $0.45 per diluted share, including about 1.5 cents per share for stock option expensing as required by FAS 123R in 2006, and with an additional 3 cents per share in expected tax reserve reversal.

The Company expects to conclude 2006 with annual net sales growth of about 10 percent, and annual earnings growth of 22-32 percent when factoring out FAS 123R and the tax reversal, a strong reflection on the operating health of the business. Including the tax reversal and FAS 123R, 2006 earnings are expected to grow 41-51 percent.

The Company expects 2007 plans to be highlighted by continued focus to achieve leverage through operating excellence. The Company said preliminary full year 2007 net sales growth is expected to be around 10 percent, and earnings growth is expected to be within its three-year target range of 20-30 percent growth.

“The greater visibility through our new information system is helping us uncover and capitalize upon a broad range of revenue and operational improvements, and we’re just getting started in capitalizing upon them,” Hammann said.

In addition, the Company announced that its Board of Directors declared a regular quarterly dividend of $0.10 per common share, payable December 8, 2006, to stockholders of record as of November 20, 2006.

The conference call is scheduled for 5:00 p.m. EST (2:00 p.m. PST), November 1, 2006. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call 800-621-5169 in North America and 212-748-2738 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; and Tim Hawkins, President of Fitness Equipment.

A telephonic playback will be available from 4:00 p.m. PST, November 1, through 4:00 p.m. PST, November 11, 2006. North American callers can dial 800-633-8284, and international callers can dial 402-977-9140 to hear the playback. The passcode is 21306306.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, and Pearl iZUMi®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $631 million in 2005. It has 1,600 employees and operations in Washington, Oregon, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com.

This press release includes forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,404	$7,984
Trade receivables, net	120,901	116,908
Inventories	69,546	96,084
Prepaid expenses and other current assets	8,002	8,369
Short-term notes receivable	2,556	2,496
Assets held for sale	1,742	6,115
Deferred tax assets	5,633	7,235

Total current assets	211,784	245,191

PROPERTY, PLANT AND EQUIPMENT, net	54,374	59,320

GOODWILL	65,064	64,404

INTANGIBLE AND OTHER ASSETS, net	50,353	44,371

TOTAL ASSETS	$381,575	$413,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$49,704	$61,132
Accrued liabilities	25,388	29,097
Short-term borrowings	35,000	40,147
Income taxes payable	1,843	3,810
Customer deposits	2,084	3,327
Current portion of long-term debt	178	707

Total current liabilities	114,197	138,220

LONG TERM DEBT	4,245	5,610

NONCURRENT DEFERRED TAX LIABILITIES	16,917	16,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	854	3,549
Unearned stock compensation	—	(1,947)
Retained earnings	241,270	248,123
Accumulated other comprehensive income	4,092	2,741

Total stockholders’ equity	246,216	252,466

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$381,575	$413,286

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
NET SALES	$159,583	$163,308	$482,185	$449,277
COST OF SALES	87,493	91,022	270,192	242,164

Gross profit	72,090	72,286	211,993	207,113

OPERATING EXPENSES:
Selling and marketing	42,621	44,526	137,887	129,425
General and administrative	14,507	11,146	40,399	34,567
Research and development	2,521	2,856	8,321	8,768
Royalties	1,296	1,297	3,991	3,952

Total operating expenses	60,945	59,825	190,598	176,712

OPERATING INCOME	11,145	12,461	21,395	30,401
OTHER INCOME (EXPENSE):
Interest income (expense), net	(537)	145	(1,152)	1,460
Other income (expense), net	(2)	31	1,220	542

Total other income (expense)	(539)	176	68	2,002

INCOME BEFORE INCOME TAXES	10,606	12,637	21,463	32,403
INCOME TAX EXPENSE	1,230	4,366	5,215	11,373

NET INCOME	$9,376	$8,271	$16,248	$21,030

EARNINGS PER SHARE:
BASIC	$0.29	$0.25	$0.50	$0.63
DILUTED	$0.29	$0.24	$0.50	$0.62

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	32,138	33,549	32,577	33,367
DILUTED	32,240	34,365	32,732	34,090

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,248	$21,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,815	11,066
Stock-based compensation	2,044	255
Amortization of discount on long-term debt	—	12
Loss on sale of property, plant and equipment	109	15
Tax benefit of exercise of nonqualified options	—	1,942
Excess tax benefit from exercise of employee stock options	(36)	—
Deferred income taxes	1,182	2,032
Foreign currency transaction gain	(1,941)	—
Changes in assets and liabilities:
Trade receivables	(2,338)	8,935
Inventories	27,559	(21,035)
Prepaid expenses and other current assets	370	(7,064)
Trade payables	(12,678)	(617)
Accrued liabilities	(4,072)	(2,812)
Income taxes payable	(1,907)	(7,651)
Customer deposits	(1,523)	542

Net cash provided by operating activities	35,832	6,650

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,372)	(23,210)
Proceeds from sale of property, plant and equipment	6,064	2,972
Net increase of intangible and other assets	(7,501)	(306)
Acquisition, net of cash acquired	—	(73,688)
Purchases of short-term investments	—	(49,352)
Proceeds from maturities of short-term investments	—	134,671
Net increase (decrease) in notes receivable	(60)	107

Net cash used in investing activities	(9,869)	(8,806)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid on common stock	(9,760)	(10,010)
Proceeds from exercise of stock options	484	5,565
Excess tax benefit from exercise of employee stock options	36	—
Stock repurchases	(16,653)	(4,580)
Net reduction in short-term borrowings	(5,147)	—
Principal payments on long-term debt	(1,900)	(89)

Net cash used in financing activities	(32,940)	(9,114)

Net Effect of Foreign Currency Exchange Rate Changes	2,397	(566)

Net Decrease in Cash and Cash Equivalents	(4,580)	(11,836)

Cash and Cash Equivalents, beginning of period	7,984	19,266

Cash and Cash Equivalents, end of period	$3,404	$7,430